Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012 (except Note 14 which is dated April 23, 2012, except for the stock-split in Note 14 which is dated May 8, 2012) with respect to the consolidated financial statements of LINC Logistics Company for the year ended December 31, 2011 included in the Form 8-K of Universal Truckload Services, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of Universal Truckload Services, Inc. on Form S-3 (File No. 333-165119).

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 1, 2012